UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

June 16, 2011

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 16, 2011, Heritage Bankshares, Inc. (“Heritage”) held its 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) in Norfolk, Virginia. Proxies with respect to the matters voted on at the 2011 Annual Meeting were solicited by Heritage under Regulation 14A of the Securities Exchange Act of 1934, as amended, pursuant to its Proxy Statement dated April 28, 2011.

A total of 2,307,502 shares of Heritage common stock were issued and outstanding on April 18, 2011, the record date for the 2011 Annual Meeting. At the 2011 Annual Meeting, 1,805,326 shares of common stock were present either in person or by proxy, representing 78.2% of the outstanding shares of common stock and constituting a quorum.

A brief description and the final results of the voting for each matter submitted to a vote of shareholders at the 2011 Annual Meeting follows:

Proposal One: Election of Directors

All persons nominated for election as “Class 2” directors were elected by the shareholders to serve for three-year terms, until the 2014 Annual Meeting of Shareholders, and until their successors are elected and qualified. The voting for each director was as follows:

Nominee	For	Withheld	Broker Non-Votes
David A. Arias	1,508,594	1,966	294,766
Wendell C. Franklin	1,422,743	87,817	294,766
F. Dudley Fulton	1,507,710	2,850	294,766
Donald E. Perry	1,508,530	2,030	294,766
Ross C. Reeves	1,428,051	82,509	294,766

Proposal Two: Advisory Approval of Executive Compensation

The shareholders voted on and approved, by non-binding, advisory vote, the compensation of our executive officers. The votes on this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
1,428,648	66,849	15,063	294,766

Proposal Three: Ratification of Appointment of Independent Auditors

The shareholders voted on and approved the ratification of Elliott Davis LLC as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The votes on this proposal were as follows:

For	Against	Abstain
1,802,224	972	2,130

As a “smaller reporting company”, the provision of the Dodd-Frank Act requiring a non-binding, advisory vote recommending the frequency of shareholder votes on executive compensation did not apply to Heritage at the 2011 Annual Meeting.

Heritage Bankshares, Inc.
(Registrant)

Date: June 16, 2011	/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer